CPS Technologies Corporation

Grant Bennett, President

111 South Worcester Street

Norton, MA 02766

Telephone: (508) 222-0614

Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2011 RESULTS

Norton, Massachusetts, August 15, 2011. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, today announced revenue of $4.8 million and net income of $13 thousand or $0.00 per basic and diluted share for the fiscal quarter ended July 2, 2011. This compares with revenue of $5.2 million and net income of $450 thousand or $0.04 per basic share and $0.03 per diluted share for the fiscal quarter ended June 26, 2010.

Although Q2 2011 revenues were down 7% compared to Q2 2010 revenues, management continues to believe we are well-positioned for growth given our design wins in the previous several quarters, and the projected growth in the specific markets we address including the markets for hybrid and electric cars, and for electricity generating wind turbines. However, as shown in our Q2 2011 results, actual demand has been and continues to be very volatile quarter-to-quarter, which we believe is attributable primarily to ongoing macro economic uncertainty.

Comparing Q2 2011 with Q2 2010, the greatest volatility was in lids and heatspreaders for network and internet switches and routers. Demand for these products declined 60% from Q2 2010 to Q2 2011. Management believes this decline does not reflect a permanent reduction in demand, but rather reflects volatility caused by on-going inventory adjustments by the major OEMs who are our end customers, as well as delays in purchasing of switches and routers by corporations given the economic climate. The decline in demand for lids and heatspreaders was offset by increased demand for baseplates used in hybrid vehicles, as well as higher revenues associated with our cooperative agreement for armor development with the US Army. Demand for baseplates used in trains and subway cars remained relatively steady.

Our net income reflects the impact of lower revenue, higher SG&A expenses related to product mix changes, as well as higher compensation expense related to option grants and the Company`s implementation of a 401(k) company match.

Our products are used in high-power, high-reliability applications, providing both higher performance and improved efficiency in the use or generation of energy. These applications are in the mainstream of the growing movement towards alternative energy and green lifestyles.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2011 or a downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTC Bulletin Board: CPSH)

	Quarters Ended
	July 2,	June 26,
	2011	2010

Revenues	$4,841,760	$5,186,683

Net Income	$13,183	$449,803

Basic earnings per basic share	$0.00	$0.04

Weighted average basic shares	12,738,390	12,624,959

Diluted earnings per diluted share	$0.00	$0.03

Weighted average diluted shares	13,229,112	12,938,087

	Six Month Periods Ended
	July 2,	June 26,
	2011	2010

Revenues	$10,682,105	$10,595,869

Net Income	$29,326	$614,446

Basic earnings per basic share	$0.00	$0.05

Weighted average basic shares	12,726,168	12,624,959

Diluted earnings per diluted share	$0.00	$0.05

Weighted average diluted shares	13,204,616	12,928,034